[TRANSACT LOGO]



                      TRANSACT TECHNOLOGIES REPORTS STRONG
                           THIRD QUARTER 2003 RESULTS

      -     TOTAL REVENUES INCREASED 70% OVER THIRD QUARTER OF 2002

      - REVENUE GROWTH ACHIEVED IN EACH MARKET SEGMENT LED BY A 112% INCREASE IN GAMING AND LOTTERY SALES

      -     EPS REACHES $0.17 FROM A LOSS PER SHARE OF ($0.14)

      Wallingford, CT, November 3, 2003 - TransAct Technologies Incorporated (Nasdaq: TACT), a leading producer of transaction-based printers for customers worldwide, today announced financial results for the third quarter ended September 30, 2003.

      Revenues for the third quarter ended September 30, 2003 increased 70% to $15.1 million, from $8.9 million in the same period a year ago. Net income for the quarter was $1.1 million or $0.17 per diluted share, compared to a net loss of $709,000 or ($0.14) per share in the third quarter of 2002. Net loss for the third quarter 2002 included a pre-tax charge of $912,000 or $0.10 per share related to the Company's business consolidation and restructuring program. The Company provided third quarter 2003 guidance on July 28, 2003 for revenues of approximately $14.0 million with earnings per share of about $0.14.

      Revenues for the nine months ended September 30, 2003 increased 24% to $37.4 million, from $30.3 million in the same period a year ago. Net income for the first nine months of 2003 was $1.7 million, compared to a net loss of $549,000 in the comparable year ago period. Earnings per share for the first nine months of 2003 were $0.24 per diluted share, compared to a loss of ($0.15) per share a year ago. The comparable period in the prior year includes a pre-tax charge of $958,000 or ($0.11) per share related to the Company's business consolidation and restructuring program. The per share amounts in the third quarter and first nine of 2003 and 2002 are after giving effect to preferred stock dividends and accretion charges.

      Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies, said, "This was an exceptional quarter for us and we once again exceeded our guidance. Unit volume shipments of printers across both of our business markets combined more than doubled year over year. We continue to be encouraged with the rapid growth we are achieving in our gaming and lottery markets, and now we are seeing a rebound in our POS business. Revenues from the gaming and lottery portion of our business were up 112% versus the third quarter of last year. Growth continues to be driven by the rapid rollout of coinless slot machines at casinos. In addition, revenues from the POS side of our business grew 31% year over year, led by the significant



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increase in orders for our POSjet line of inkjet printers from retail and banking customers. During the quarter, we announced several major wins reflecting the increased demand for our inkjet products. We also experienced growth in our after-market business, as revenue from spare parts, consumables and services increased 26% during the quarter, compared to the third quarter 2002. Importantly, the increased printer sales we are achieving this year will deliver recurring revenues through spare parts, services and consumables."

      Richard L. Cote, Executive Vice President and Chief Financial Officer of TransAct Technologies, commented, "As expected, the combination of higher revenues combined with the sustained reduction in our cost base resulted in increased operating leverage and profitability. Gross margin in the third quarter improved to 32.0% from 26.0% in the third quarter of 2002. As part of ongoing efforts to reduce costs, we negotiated a new credit facility with more favorable terms. While the costs savings from this new loan will be significant, the change in banks resulted in us recording a charge of $103,000 or $0.01 per share related to the write-off of unamortized deferred financing costs from the prior credit facility. Finally, we ended the quarter with a solid balance sheet. We generated $4.4 million of cash from operations in the third quarter, largely the result of our net income, coupled with a decrease in inventories and receivables. As a result, we were able to reduce our total bank borrowings by $3.9 million in the third quarter to $2.4 million at September 30, 2003."

TRANSACT'S  THIRD QUARTER 2003 HIGHLIGHTS:

- Announced a major win for up to 13,000 BANKjet(R) 1500 printers from one of the United States' top tier financial services companies for a full upgrade of their bank teller stations.

- Announced a major win for up to 7,000 POSjet(R) 1000 two color inkjet printers from one of the world's largest quick-serve and take-out restaurant chains for an upgrade of their point of sale system.

- Announced a major win for up to 4,000 POSjet(R) 1000 two-color inkjet printers from one of the world's largest casual dining and restaurant chains for a complete upgrade of their food and beverage service operations.

- Announced a new $12.5 million credit facility from Banknorth N.A. providing a three-year, $11.5 million revolving credit line and a $1.0 million equipment loan facility which may be borrowed against over the next 12 months.

- Announced the gaming industry's first jam-resistant printer bezel specifically for the Company's Ithaca(R) Series 800 thermal gaming printers for coinless slot machines.


      LOOKING FORWARD

      Shuldman concluded, "We are entering the traditionally slowest quarter for TransAct as POS and lottery installations slow down dramatically through the Holiday season. While we have considerable momentum in our business, we do expect revenues in both of these markets to decline sequentially in the fourth quarter and resume their growth trend after the year-end. As a result, we anticipate revenues in the fourth quarter will be approximately $13 to $14 million, with net income of approximately $0.10 to $0.13 per share. The estimated fourth quarter results would translate into full-year 2003 revenue of over $50 million, with earnings in the range of $0.34 to $0.37 per share.

      "In addition, we are in the process of developing our revenue and earnings forecasts for 2004. While more customer forecasts are expected later this quarter, based on preliminary work,


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we expect revenues to be at least in the range of $58 million to $61 million, with net income in the range of $0.60 to $0.70 per share. We will provide further guidance when we announce our full year 2003 results."

INVESTOR CONFERENCE CALL / WEBCAST DETAILS
TransAct will review detailed third quarter 2003 results and forward guidance on Monday, November 3 at 10AM EDT. The conference call-in number is 973-935-8513. A replay will be available from 1PM EDT on November 3 through 12AM EDT, November
10. The replay number is 973-341-3080. The confirmation number is 4222079. Investors can access the conference call via a live webcast on the Company's website at www.transact-tech.com. A replay of the call will be archived on that website for one week.

ABOUT TRANSACT TECHNOLOGIES INCORPORATED
TransAct (Nasdaq: TACT) designs, develops, manufactures and markets transaction-based printers under the ITHACA and MAGNETEC names. In addition, the Company markets related consumables, spare parts and service. The Company's printers are used worldwide to provide receipts, tickets, coupons, register journals and other documents. TransAct focuses on two core markets: point-of-sale (POS) and gaming and lottery. TransAct sells its products to original equipment manufacturers, value-added resellers and selected distributors, as well as directly to end-users. The Company's product distribution spans across the Americas, Europe, the Middle East, Africa, the Caribbean Islands and the South Pacific. For further information, visit TransAct's web site located at www.transact-tech.com.

CONTACTS:
Richard L. Cote, Chief Financial Officer, 203-269-1198 Ext. 6020 or David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021 both with The Ruth Group

                                      # # #

FORWARD-LOOKING STATEMENTS:
The Compan's forward-looking statements in this press release are subject to a number of risks and uncertainties. Risks and uncertainties include, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers, including GTECH Corp.; dependence on third parties for sales in Europe and Latin America; economic and political conditions in the United States, Europe and Latin America; marketplace acceptance of new products, risks associated with foreign operations; risks associated with the determination of payments to a competitor that has advised the Company that certain of its printers may use the competitor's patents; the Company's ability to successfully sublease its facility in Wallingford, CT subsequent to its closing; availability of third- party components at reasonable prices; and the absence of price wars or other significant pricing pressures affecting the Company's products in the United States or abroad. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

                               - TABLES FOLLOW -

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                       TRANSACT TECHNOLOGIES INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                Three months ended       Nine months ended
(In thousands, except per share amounts)           September 30,           September 30,
                                                 2003        2002        2003       2002
                                                 ----        ----        ----       ----
Net sales                                     $ 15,048    $  8,852    $ 37,438    $ 30,298
Cost of sales                                   10,229       6,550      25,966      22,258
                                              --------    --------    --------    --------
Gross profit                                     4,819       2,302      11,472       8,040
                                              --------    --------    --------    --------
Operating expenses:
   Engineering, design and product
    development costs                              550         458       1,657       1,508
   Selling and marketing expenses                1,194         952       3,502       3,077
   General and administrative expenses           1,098       1,020       3,316       3,304
   Business consolidation and restructuring
    expenses                                        --         912          --         958
                                              --------    --------    --------    --------
                                                 2,842       3,342       8,475       8,847
                                              --------    --------    --------    --------
Operating income (loss)                          1,977      (1,040)      2,997        (807)
Other income (expense):
   Interest, net                                   (61)        (59)       (183)       (148)
   Write-off of deferred financing costs          (103)         --        (103)         --
   Other, net                                      (32)         (9)        (58)         96
                                              --------    --------    --------    --------
                                                  (196)        (68)       (344)        (52)
                                              --------    --------    --------    --------
Income (loss) before income taxes                1,781      (1,108)      2,653        (859)
Income tax provision (benefit)                     641        (399)        924        (310)
                                              --------    --------    --------    --------
Net income (loss)                                1,140        (709)      1,729        (549)
Dividends and accretion on preferred stock         (90)        (90)       (269)       (269)
                                              --------    --------    --------    --------
Net income (loss) available to common
shareholders                                  $  1,050    $   (799)   $  1,460    $   (818)
                                              ========    ========    ========    ========
Net income (loss) per share:
     Basic                                    $   0.18    $  (0.14)   $   0.25    $  (0.15)
                                              ========    ========    ========    ========
     Diluted                                  $   0.17    $  (0.14)   $   0.24    $  (0.15)
                                              ========    ========    ========    ========
Shares used in per share calculation:
     Basic                                       5,830       5,645       5,748       5,625
                                              ========    ========    ========    ========
     Diluted                                     6,321       5,645       6,057       5,625
                                              ========    ========    ========    ========


                   SUPPLEMENTAL INFORMATION - SALES BY MARKET:

                     Three months ended  Nine months ended
                        September 30,       September 30,
                     ------------------  -----------------
                       2003      2002      2003      2002
                       ----      ----      ----      ----
Point of sale        $ 6,053   $ 4,607   $15,192   $13,741
Gaming and lottery     8,995     4,245    22,246    16,557
                     -------   -------   -------   -------
  Total net sales    $15,048   $ 8,852   $37,438   $30,298
                     =======   =======   =======   =======

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